Exhibit 10.1

GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036	ROYAL BANK OF CANADA RBC CAPITAL MARKETS, LLC 200 Vesey St New York, New York 10281

CONFIDENTIAL

November 7, 2022

Ritchie Bros. Auctioneers Incorporated
9500 Glenlyon Parkway
Burnaby, British Columbia
Canada V5J 0C6

$750 Million Backstop Senior Secured Revolving Credit Facility

$2,800 Million Senior Secured 364-Day Bridge Loan Facility
Commitment Letter

Ladies and Gentlemen:

Ritchie Bros. Auctioneers Incorporated, a public company incorporated in Canada (the “Borrower” or “you”) has advised Goldman Sachs Bank USA (acting through such of its affiliates or branches as it deems appropriate, “Goldman Sachs”), Bank of America, N.A. (“BANA”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”, and, together with BANA, “BofA”), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets, LLC1 (“RBCCM”, and, together with Royal Bank through such of its affiliates and branches as it deems appropriate, “RBC”, and, together with Goldman Sachs and BofA, each, a “Commitment Party”, and collectively, the “Commitment Parties”, “we” or “us”) that you, through one or more of your direct or indirect subsidiaries, intend to acquire (the “Acquisition”) all of the issued and outstanding capital stock of IAA, Inc., a Delaware corporation (the “Target” and, including its subsidiaries, the “Target Group”). You have further advised us that, in connection with the foregoing, you intend to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms attached hereto as Exhibit A (the “Bank Term Sheet”) and in the Summary of Principal Terms attached hereto as Exhibit B (the “Bridge Term Sheet” and, together with the Bank Term Sheet, the “Term Sheets”)).

1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

You have further advised us that, in connection therewith, (a) the Borrower and/or one or more of its subsidiaries will (i) seek the amendment described on Exhibit E (the “Required Amendment” and, as the Required Amendment relates to the revolving credit facility thereunder, the “Required Revolving Amendment” and, as the Required Amendment relates to the term facility thereunder, the “Required Term Amendment”; the Required Amendment together with any other amendments to be mutually agreed, the “Amendment”) to the Amended and Restated Credit Agreement, dated as of September 21, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Signing Date, the “Existing Credit Agreement”), among you, certain of your subsidiaries party thereto from time to time, the lenders and issuing banks party thereto from time to time, and Bank of America, N.A., as the administrative agent, or (ii) if the Required Revolving Amendment does not become effective on or prior to the Closing Date, obtain $750 million in aggregate principal amount of revolving commitments under a new senior secured revolving credit facility (the “Backstop Revolving Facility”) on the terms set forth in the Bank Term Sheet, (b)(i) the Borrower and/or one or more of its subsidiaries will seek to incur or issue, as applicable, a combination of (A) a senior secured term loan A facility (the “Term Loan A Facility”), (B) a senior secured term loan B facility (the “Term Loan B Facility”), and/or (C) senior secured and/or unsecured notes (the “Senior Notes” and, together with the Term Loan A Facility and the Term Loan B Facility, the “Permanent Financing”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions, which Permanent Financing shall generate aggregate proceeds of not less than $2,800 million and/or (ii) if all or any portion of the Permanent Financing is not incurred or issued, or the proceeds thereof are not made available to you, in each case, prior to the Closing Date, the Borrower may borrow up to $2,800 million in aggregate principal amount of senior secured bridge loans under the senior secured bridge facility (the “Senior Secured Bridge Facility”) described in the Bridge Term Sheet, less the sum of (without duplication) (x) the net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date, (y) the aggregate principal amount of binding commitments under any Permanent Financing (including any Term Loan A Facility) that is received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date, including in the form of increased term commitments under the Existing Credit Agreement, in each case with conditions to funding on the Closing Date consistent with the applicable conditions set forth in the Conditions Exhibit, and (z) if the Required Term Amendment is effective on or prior to the Closing Date (which amendments and borrowings (if any) contemplated under the Required Term Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit), the aggregate principal amount of term loans under the Existing Credit Agreement immediately prior to such Required Term Amendment (which term loans are permitted to remain outstanding under the Existing Credit Agreement after giving effect to the Required Term Amendment on and after the Closing Date). The Backstop Revolving Facility, together with the Senior Secured Bridge Facility, are defined as the “Facilities”. The “Closing Date” shall be the date on which the Acquisition is consummated and the initial funding under the Facilities occurs (if applicable).

1.	Commitments.

In connection with the foregoing, each of Goldman Sachs, BANA and Royal Bank (each, an “Initial Lender”, and, collectively, the “Initial Lenders”) is pleased to advise you of its commitment to provide, severally but not jointly, the percentage of the principal amount of each of the Facilities as set forth in Schedule I hereto, (i) upon the terms set forth in this commitment letter (including the Term Sheets and the other exhibits and attachments hereto, this “Commitment Letter”) and (ii) subject only to the conditions set forth on Exhibit C (the “Conditions Exhibit”); provided that (A) for avoidance of doubt, the Initial Lenders’ commitment in respect of the Backstop Revolving Facility shall be automatically terminated hereunder and reduced to zero upon the effectiveness of the Required Revolving Amendment (which amendments and borrowings (if any) contemplated under the Required Revolving Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit) and (B) the amount of the Senior Secured Bridge Facility and the aggregate commitment of the Commitment Parties thereunder shall be automatically reduced, without duplication, (I) if the Required Term Amendment is effective on or prior to the Closing Date (which amendments and borrowings (if any) contemplated under the Required Term Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit), by the aggregate principal amount of term loans under the Existing Credit Agreement immediately prior to such Required Term Amendment (which term loans are permitted to remain outstanding under the Existing Credit Agreement after giving effect to the Required Term Amendment on and after the Closing Date) on a pro rata basis among the Commitment Parties, (II) by the aggregate amount of net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date of any Permanent Financing, in each case, on a pro rata basis among the Commitment Parties and (III) by the aggregate principal amount of binding commitments under any Permanent Financing (including any Term Loan A Facility) that is received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date, including in the form of increased term commitments under the Existing Credit Agreement, in each case with conditions to funding on the Closing Date consistent with the applicable conditions set forth in the Conditions Exhibit, in each case, on a pro rata basis among the Commitment Parties.

2.	Titles and Roles.

It is agreed that (a) Goldman Sachs, BofA Securities and RBCCM will act as joint lead arrangers and joint bookrunners (in such capacities, as applicable, the “Lead Arrangers” or the “Bookrunners”) for the Facilities, and (b) (x) Goldman Sachs will act as (I) the sole administrative agent for the Senior Secured Bridge Facility (in such capacity, the “Senior Secured Bridge Agent”) and (II) the sole collateral agent for Senior Secured Bridge Facility (in such capacity, the “Senior Secured Bridge Collateral Agent”) and (y) BANA will act as (I) the sole administrative agent for the Backstop Revolving Facility (in such capacity, the “Backstop Revolving Agent”) and, if the Term Loan A Facility is obtained, for the Term Loan A Facility (in such capacity, the “TLA Agent”) and, if the Term Loan B Facility is obtained, for the Term Loan B Facility (in such capacity, the “TLB Agent” and, together with the Senior Secured Bridge Agent, the TLA Agent and the Backstop Revolving Agent, the “Administrative Agents”, and each an “Administrative Agent”) and (II) the sole collateral agent for the Backstop Revolving Facility (in such capacity, the “Backstop Revolving Collateral Agent”) and, if the Term Loan A Facility is obtained, for the Term Loan A Facility (in such capacity, the “TLA Collateral Agent”) and, if the Term Loan B Facility is obtained, for the Term Loan B Facility (in such capacity, the “TLB Collateral Agent” and, together with the Senior Secured Bridge Collateral Agent, the TLA Collateral Agent and the Backstop Revolving Collateral Agent, the “Collateral Agents”; the Collateral Agents together with the Administrative Agents, the “Agents” and each an “Agent”), in each case, with respect to the Backstop Revolving Agent, Backstop Revolving Collateral Agent, Senior Secured Bridge Agent and Senior Secured Bridge Collateral Agent, upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Conditions Exhibit, and, with respect to the TLA Agent, TLA Collateral Agent, TLB Agent and TLB Collateral Agent, upon terms and subject to conditions to be agreed among you and us. We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. Except as set forth below, you agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Senior Secured Bridge Facility or the Backstop Revolving Facility unless you and we shall so agree.

You agree that Goldman Sachs will have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Bridge Facility and the Backstop Revolving Facility.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (the “Facilities Documentation”) to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to you with respect to both the identity of such Lender and the amount of such Lender’s commitments (such acceptance not to be unreasonably withheld or delayed); provided that (a) we will not syndicate our commitments to (i) certain banks, financial institutions and other institutional lenders that have been specified to us by you in writing by name prior to the Signing Date, (ii) those persons who are competitors of the Borrower and its subsidiaries or of the Target Group that are separately identified in writing by you to us by name (or, after the Closing Date, to the applicable Administrative Agent) from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (other than any bona fide debt funds) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the basis of such affiliates’ names (the persons referred to in clauses (i), (ii) and (iii) above, collectively, “Disqualified Lenders”), and (b) notwithstanding the right of the Initial Lenders to syndicate the Facilities and receive commitments with respect thereto (or enter into participations with respect to its commitments under the Facilities), except as expressly provided in Section 9 hereof in respect of assignments among Goldman Sachs and Goldman Sachs Lending Partners LLC, (i) the Initial Lenders shall not be relieved, released or novated from their obligations hereunder (including the obligation to fund the applicable Facility if all applicable conditions thereto set forth on the Conditions Exhibit have been satisfied or waived on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including our commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by the Initial Lenders shall become effective as between you and the Initial Lenders with respect to all or any portion of the Initial Lenders’ commitments in respect of the Facilities until the initial funding of the Facilities has occurred and (iii) unless you otherwise agree in writing, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of each of the Facilities, including all rights with respect to satisfaction with closing conditions, consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication reasonably satisfactory to you and us until the earlier of (x) 45 days after the Closing Date and (y) the date on which both the Commitment Parties and their respective affiliates hold no more than $0 of the Senior Secured Bridge Facility and a Successful Revolving Facility Syndication is achieved (as defined in the Joint Fee Letter) (such earlier date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between appropriate members of senior management, representatives and advisors of you (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, representatives and advisors of the Target Group to the extent consistent with the Purchase Agreement (as defined in Exhibit A)) and the proposed Lenders, in all such cases at times and locations mutually agreed upon, (c) assistance by you (and using your commercially reasonable efforts to arrange direct contact between appropriate members of senior management, representatives and advisors of the Target Group to the extent consistent with the Purchase Agreement) in the preparation of a customary confidential information memorandum and a customary lender presentation for each of the Facilities and other customary marketing materials and presentations reasonably requested by us in connection with the syndication (the “Information Materials”), (d) your providing or causing to be provided customary financial information and projections (the “Projections”) for you and your subsidiaries (and using commercially reasonable efforts to cause the Target to provide such financial information and projections for the Target Group to the extent consistent with the Purchase Agreement), (e) your preparing and providing (and using commercially reasonable efforts to cause the Target to provide to the extent consistent with the Purchase Agreement) to the Commitment Parties all other customary and reasonably available information reasonably requested and deemed necessary by the Lead Arrangers to complete such syndication with respect to you and the Target and each of your and its respective subsidiaries and the Transactions, (f) using your commercially reasonable efforts to procure at your expense, promptly after the Signing Date and prior to the launch of syndication, a reaffirmation of the public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and the public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower after giving effect to the Transactions (it being understood that, in each case, no specific ratings need to be obtained), (g) the hosting, with the Lead Arrangers, of a reasonable number of meetings (which, for the avoidance of doubt, shall include at least two meetings) with prospective Lenders at mutually agreed times and venues, with reasonable advance notice (which meetings may be held virtually) and (h) (i) until the Syndication Date, ensuring that you and your subsidiaries will not have (and using commercially reasonable efforts to ensure that the Target Group, to the extent consistent with the Purchase Agreement, will not have) any new issues of debt securities or new commercial bank or other new credit facilities (other than (1) the Senior Notes, (2) the Term Loan A Facility, (3) the Term Loan B Facility, (4) the Facilities, (5) intracompany indebtedness of you and your subsidiaries and the Target and its subsidiaries, (6) other indebtedness that is reasonably agreed to by you and the Commitment Parties to remain outstanding following the Closing Date, (7) the Amendment, (8) indebtedness incurred in the ordinary course of business, including any extensions of credit under the Existing Debt (as defined in Exhibit A) and (9) other indebtedness of the Target Group permitted to be incurred pursuant to the Purchase Agreement), being announced, offered, placed or arranged without the consent of the Commitment Parties (not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement could reasonably be expected to materially impair the primary syndication of the Facilities (it being understood that deferred purchase price obligations and ordinary course working capital or liquidity facilities and ordinary course capital lease, purchase money and equipment financings shall be permitted). Notwithstanding anything to the contrary contained in this Commitment Letter or the Joint Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of (x) your or the Target’s obligation to assist with the syndication efforts as provided herein, (y) the receipt of ratings referred to in clause (f) above, nor (z) the commencement, conduct or completion of such syndication shall constitute a condition to the commitments hereunder or the availability or funding of the Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence).  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 5 and 6 of the Conditions Exhibit.

You agree, at the request of the Commitment Parties, to assist in the preparation of a version of the Information Materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is (i) of a type that would be publicly available if the Borrower (after giving effect to the Acquisition) and the Target Group were public reporting companies (as reasonably determined by you), (ii) publicly available or (iii) not material with respect to the Borrower, the Target Group or its or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such Information Materials being “Public Lender Information”, and Lenders that do not wish to receive information other than Public Lender Information, each, a “Public Lender”)). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information” and any Lender that is not a Public Lender is each referred to herein as a “Private Lender”. The information (to the extent customarily included in a confidential information memorandum for credit facilities substantially similar to the Facilities) to be included in the additional version of the Information Materials for Public Lenders will be substantially consistent with the information included in any offering memorandum for the offering for the Senior Notes, subject to any differences that may occur as a result of such information being presented at or as at differing dates. Before distribution of any Information Materials to prospective Lenders (other than the Initial Lenders), you agree to execute and deliver to the Commitment Parties, (i) to the extent reasonably requested by the Commitment Parties, a customary letter in which you authorize distribution of the Information Materials to Lenders willing to receive Private Lender Information and (ii) a separate customary letter in which you authorize distribution of Information Materials containing solely Public Lender Information and represent that such Information Materials do not contain any Private Lender Information, which letter shall in each case include a customary “10b-5” representation substantially identical to the representations in Section 4 below (which representations shall not be qualified by knowledge). Each version of the Information Materials shall (i) exculpate you, the Target and your and its respective affiliates with respect to any liability related to the misuse of such Information Materials or any related marketing materials by the recipients thereof and (ii) exculpate us and our respective affiliates with respect to any liability related to the use or misuse of such Information Materials or any related marketing materials by the recipients thereof.

You further agree, (a) at the request of the Commitment Parties, to use your commercially reasonable efforts to identify Public Lender Information by clearly and conspicuously designating the same as “PUBLIC” and (b) the Commitment Parties shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being Private Lender Information. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us prior to their intended distribution that any such document contains Private Lender Information) (provided, that such documents have been provided to you and your counsel for review a reasonable period of time prior thereto): (i) drafts and final copies of the Facilities Documentation, including term sheets; (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities. If you advise us in writing (including by e-mail) that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arranger will not distribute such materials to Public Lenders without your consent. We shall be entitled to treat any Information Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lenders” to which Public Lenders do not have access.

The Lead Arrangers will manage all aspects of any syndication in consultation with you (and subject to your consent rights as set forth in the first paragraph of this Section 3), including decisions as to the selection of institutions to be approached (excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (excluding Disqualified Lenders), the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.

4.	Information.

You hereby represent and warrant that (in the case of information regarding the Target and their respective subsidiaries prior to the Closing Date, to your knowledge), (a) all written information (other than the Projections and other than information of a general economic, forward-looking or industry-specific nature) (the “Information”) that has been or will be made available to the Initial Lenders by or on behalf of you, the Target Group or any of your or its respective representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be prepared by or on behalf of you and made available to the Initial Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are made available to the Initial Lenders (it being understood that the Projections (i) are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (ii) are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that any particular Projections will be realized and variances from the Projections may be material). In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. You agree that if, at any time prior to the later of (x) the Closing Date and (y) the expiration of the Syndication Period, you become aware that any of the representations in the preceding sentence (or to your knowledge with respect to the Target Group and its businesses), would be incorrect in any material respect if the Information and Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will (or prior to the Closing Date with respect to Information and Projections concerning the Target Group, you will use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that such representations are correct in all material respects under those circumstances (or, in the case of any Information or Projections with respect to the Target Group and its businesses, to your knowledge).

5.	Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay to the Agents, the Lead Arrangers and the Initial Lenders the fees set forth in this Commitment Letter (including the Term Sheets), in that certain joint fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Joint Fee Letter”), in that certain Goldman Sachs agency fee letter dated the date hereof and delivered herewith with respect to the Senior Secured Bridge Facility (the “GS Agency Fee Letter”) and in that certain BANA agency fee letter dated the date hereof and delivered herewith with respect to the Backstop Revolving Facility, the Term Loan A Facility, and the Term Loan B Facility (the “BANA Agency Fee Letter”, and together with the GS Agency Fee Letter and the Joint Fee Letter, the “Fee Letters”).

6.	Conditions Precedent.

The Initial Lenders’ commitments hereunder to fund the Facilities on the Closing Date are subject solely to the applicable conditions set forth in the Conditions Exhibit, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Facilities shall occur (after giving effect to the commitment reduction as set forth in the proviso of Section 1 above); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Facilities Documentation, other than those that are expressly stated in the Conditions Exhibit.

Notwithstanding anything in this Commitment Letter (including each of the exhibits hereto), the Fee Letters or the Facilities Documentation or any other agreement or undertaking related to the Facilities to the contrary, (a) the only representations and warranties, the accuracy of which shall be a condition to the availability and initial funding of the Facilities on the Closing Date, shall be (i) such of the representations and warranties made by the Target Group in the Purchase Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate, your (or its) obligations under the Purchase Agreement as a result of the failure of such representations and warranties to be accurate or the right to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) due to the failure of such representations and warranties (the “Purchase Agreement Representations”) to be accurate and (ii) the Specified Representations (as defined below) and (b) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the applicable conditions set forth in the Conditions Exhibit are satisfied or waived by the Initial Lenders (it being understood that (A) other than with respect to any UCC Filing Collateral or Stock Certificates (each as defined below), to the extent any Collateral (as defined in Exhibit A) is not or cannot be delivered, or a security interest in any Collateral cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the delivery of, and/or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability and initial funding of the Facilities on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest in such Collateral to be perfected within 90 days after the Closing Date (or such later date as mutually agreed by you and the Commitment Parties) (subject to extensions reasonably agreed to by the applicable Agent) (other than, in the case of the Target Group, with respect to any such certificate in which a security interest may be perfected by delivery thereof that has not been made available to you at least two (2) Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, without undue burden or expense and to the extent not in violation of the Purchase Agreement, in which case, such stock or equivalent certificate may instead be delivered within five (5) business days after the Closing Date (or such later date as mutually agreed by you and the Commitment Parties, and subject to extensions reasonably agreed to by the applicable Agent), (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary Uniform Commercial Code (“UCC”) or Personal Property Security Act of the applicable provinces of Canada (“PPSA”) financing statements to the applicable Agent in proper form for filing in the relevant US state or commonwealth UCC filing office(s) or other similar Canadian filing office and to authorize and to cause the applicable grantor to authorize the applicable Agent to file such UCC or PPSA financing statements and (C) with respect to perfection of security interests in Stock Certificates, your sole obligation shall be, subject to clause (A) of this parenthetical, to deliver to the applicable Agent or its legal counsel Stock Certificates together with undated stock powers executed in blank). For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Borrower, the Target and its and their respective applicable subsidiaries for which a security interest can be perfected by filing a UCC or PPSA financing statement, (2) “Stock Certificates” means Collateral consisting of stock certificates representing capital stock or other equity interests of the Target and its material, wholly-owned subsidiaries and the other material, wholly-owned subsidiaries of the Borrower organized under the laws of any state, province or other political subdivision of the United States of America or Canada that is required as Collateral pursuant to the Bank Term Sheet and delivery of which is sufficient to perfect a security interest therein and, in the case of Stock Certificates of the Target Group, which have been delivered to you under the Purchase Agreement, and (3) “Specified Representations” means the representations and warranties set forth in the applicable Facilities Documentation made with respect to the Borrower and the Guarantors relating to corporate or other organizational existence, organizational power and authority (as it relates to due authorization, execution and delivery of the applicable Facilities Documentation), due authorization, execution and delivery, in each case only as they relate to the entering into and performance of the applicable Facilities Documentation; the enforceability of the applicable Facilities Documentation; Federal Reserve margin regulations; use of proceeds not in violation of the PATRIOT Act (as defined below), the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) regulations and the U.S. Foreign Corrupt Practices Act (the “FCPA”); use of proceeds not in violation of the United Nations Act (Canada) (“UNA”), the Corruption of Foreign Public Officials Act (Canada) (“CFPOA”), Part II.1 of the Criminal Code (Canada) (“Criminal Code”) and the Special Economic Measures Act (Canada) (“SEMA”) and other applicable anti-terrorism, anti-money laundering and anti-corruption laws; the Investment Company Act; no conflicts between the applicable Facilities Documentation and (i) the organizational documents of the Borrower and the Guarantors (in each case, only as they relate to the entering into and performance of the applicable Facilities Documentation) and (ii) the Existing 2025 Notes, the Senior Notes and/or the other Facilities Documentation, as applicable; solvency of Borrower and its subsidiaries on a consolidated basis as of the Closing Date (defined in a manner consistent with the form of solvency certificate attached hereto as Exhibit D); and, solely in the case of the Backstop Revolving Facility and subject to permitted liens and the limitations set forth in the prior sentence and under the heading “Security” in Exhibit A attached hereto, creation, validity and perfection of security interests. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement.

7.	Indemnification; Expenses.

You agree:

(a)       to indemnify and hold harmless the Commitment Parties and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns (each a “Representative”) of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Purchase Agreement, the Transactions, the Facilities or any other transactions related to the foregoing or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party to such Action (and regardless of whether such Action is initiated by a third party, the Borrower, the Target or any of its respective affiliates or equity holders), and to reimburse each such Indemnified Person, within 30 days following receipt of a written request therefor together with customary backup documentation in reasonable detail, for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any such Action (but limited, in the case of legal fees and expenses, to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple material jurisdictions) and, solely in the case of an actual or perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated, taken as a whole); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Representative of such Indemnified Person, (ii) a material breach of the obligations of such Indemnified Person or any such Indemnified Person’s affiliates under this Commitment Letter, the Fee Letters or the Facilities Documentation or (iii) any Action that is brought by an Indemnified Person against any other Indemnified Person (other than any Action against an arranger, bookrunner or agent under the Facilities acting in its capacity as such or any claims arising out of an act or omission on the part of you or any of your respective affiliates) (provided, that each Indemnified Person agrees (by accepting the benefits hereof) to refund and return any and all amounts paid by you to such Indemnified Person to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with any of the foregoing items described in clauses (i), (ii) or (iii) occurs), and

(b)       whether or not the Transactions are consummated or whether or not the Closing Date occurs, to reimburse the Commitment Parties on the Closing Date to the extent an invoice therefor (together with customary backup documentation in reasonable detail) is received by at least two business days prior to the Closing Date or, if invoiced (together with customary backup documentation in reasonable detail) after such date, within 30 days thereafter, for all reasonable and documented out-of-pocket expenses (including, but not limited to, (i) expenses of the Commitment Parties’ due diligence investigation, (ii) syndication expenses, and (iii) travel expenses but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and charges of one counsel to the Commitment Parties identified in the Term Sheets, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) incurred by the Commitment Parties solely in connection with the Facilities and the preparation and negotiation of this Commitment Letter, the Fee Letters, the Facilities Documentation and any related definitive documentation (collectively, the “Expenses”); provided that, without limiting clause (a) above, if the Closing Date does not occur, you shall not be obligated to reimburse the Commitment Parties in respect of legal fees and expenses pursuant to this clause (b) (collectively with the other legal fees and expenses reimbursed by you in connection with the Facilities) in excess of $750,000.

You shall not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your prior written consent or if there is a final judgment in any such Action, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or final judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed in the case of any third-party Action), effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person. Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is found by a court of competent jurisdiction in a final and non-appealable judgment not to have been entitled to payment of such amounts in accordance with the terms hereof.

You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel).

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Consistent with the Commitment Parties’ policies to hold in confidence the affairs of their customers, the Commitment Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you to other companies. You acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies. The Commitment Parties may have economic interests that conflict with yours or those of your equity holders or affiliates. You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties or their respective affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter (or the Fee Letters, including the exercise of rights and remedies hereunder or thereunder), irrespective of whether the Commitment Parties or their respective affiliates have advised or are advising you on other matters, (b) the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other hand, that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties or their respective affiliates, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties or its respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties and their respective affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors, in each case in connection with the Transactions. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby other than as Financial Advisor). You shall consult with your own advisors concerning such matters to the extent you deem appropriate and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Parties and their respective affiliates shall have no responsibility or liability to you with respect thereto. Any review by the Commitment Parties or their respective affiliates of the Borrower or any of its subsidiaries, the Target Group, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and their respective affiliates and shall not be on behalf of you or any of your affiliates.

You further acknowledge that the Commitment Parties and their respective affiliates are full-service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services, including to other companies in respect of which you may have conflicting interests. In the ordinary course of business, the Commitment Parties and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Borrower, the Target Group and other companies with which you, the Borrower, or the Target Group may have commercial or other relationships. Although the Commitment Parties in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons that may be the subject of the financing contemplated by this Commitment Letter, the Commitment Parties shall have no obligation to disclose such information, or the fact that such Commitment Parties are in possession of such information, to you or any of your affiliates or to use such information on your or your affiliates’ behalf. With respect to any securities and/or financial instruments so held by the Commitment Parties and their respective affiliates or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

As you know, each of Goldman Sachs and RBC has been retained by the Borrower as financial advisor (in such capacity, each, a “Financial Advisor” and collectively, the “Financial Advisors”) in connection with the Acquisition and the Transactions. You have agreed to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other. Each other Commitment Party hereto acknowledges (i) the retention of each of Goldman Sachs and RBC as a Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs or RBC or their respective affiliates.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, the Initial Lenders’ commitments) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder; provided that nothing in this Commitment Letter shall relieve us of any of our obligations hereunder and (y) notwithstanding anything to the contrary set forth herein, Goldman Sachs may assign Goldman Sachs’ commitment and agreements hereunder, in whole or in part, to Goldman Sachs Lending Partners LLC and our commitments and agreements hereunder may be performed by or through Goldman Sachs Lending Partners LLC. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. In the event that any reduction of the commitments of the Commitment Parties is required under the terms hereof, Commitment Parties which are affiliated with each other may allocate such reduction of commitments between themselves as such affiliated Commitment Parties may agree, provided that such allocation shall not change the combined commitment reduction required under the terms hereof with respect to such affiliated Commitment Parties.

This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the Internet, e-mail or similar electronic transmission systems, and that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of the Commitment Parties. This Commitment Letter and the Fee Letters supersede all prior understandings, whether written or oral, between you and us with respect to the Facilities.

You agree that, notwithstanding any other provision of this Commitment Letter, none of we or you or any Exculpated Person, the Target, or any of its respective subsidiaries, shall have any liability for any special, indirect, consequential or punitive damages (including, without limitation any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letters and the Facilities Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of Section 7. As used in this paragraph, “Exculpated Person” means the Commitment Parties and their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, advisors, representatives, controlling persons and members, partners and successors and permitted assigns of each of the foregoing.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject only to the applicable conditions precedent set forth in the Conditions Exhibit and (ii) the Fee Letters is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter or the Fee Letters (including, without limitation, any claims sounding in contract law or tort law arising out of the subject matter hereof) shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Conditions Exhibit) (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Purchase Agreement Representations and whether as a result of any inaccuracy of any Purchase Agreement Representations you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement as a result of the failure of such representations to be accurate or the right to decline to consummate the Acquisition due to the failure of such representations to be accurate and (c) the determination of (i) whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement and (ii) the determination of the accuracy of any Purchase Agreement Representation and whether as a result of any inaccuracy thereof, a condition to your (or your affiliates’) obligations to close under the Purchase Agreement has not been met or you (or your affiliates) have the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Purchase Agreement, in each case without regard to its rules of conflicts of law) shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

10.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower shall provide evidence that it has appointed Corporation Service Company at 80 State Street, Albany, NY, 12207-2543 as its agent for service of process for the purpose of the submission to jurisdiction as set forth above. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court. To the extent that the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower irrevocably waives (to the extent permitted by applicable law) such immunity in respect of its obligations hereunder.

11.	Waiver of Jury Trial.

Each of the parties hereto irrevocably waives the right to trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letters or the performance of services hereunder or thereunder.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Fee Letters or any of their terms or substance, nor the activities of the Commitment Parties pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) your affiliates and the officers, directors, employees, attorneys, accountants or advisors of you or any such affiliate on a confidential basis, (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or stock exchange requirement or compulsory legal process (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so), (c) if the Commitment Parties consent in writing to such proposed disclosure, which consent shall not be unreasonably withheld, conditioned or delayed, (d) the Term Sheets and the existence of this Commitment Letter (but not this Commitment Letter or the Fee Letters) may be disclosed to any rating agency in connection with the Transactions, or (e) in connection with the enforcement of your rights hereunder; provided that you may disclose (i) this Commitment Letter and the contents hereof to the Target and each of its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions on a confidential basis and to equity investors involved in the consideration of the Transactions on a confidential basis; (ii) the Fee Letters, to the extent the Fee Letters has been redacted with respect to the fee amounts and the pricing and other economic terms of the “Market Flex” provisions to the Target and its officers, directors, employees, attorneys, accountants, agents and advisors involved in the consideration of the Transactions, on a confidential basis; (iii) the aggregate fee amounts contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the Target and its respective officers, directors, employees, attorneys, accountants and advisors involved in the consideration of the Transactions, on a confidential basis, or to the extent customary or required in offering and marketing materials for the Facilities, the Term Loan A Facility, the Term Loan B Facility or the Senior Notes or in any public filing relating to the Transactions; (iv) the Term Sheets and the other exhibits and annexes to this Commitment Letter in any syndication of the Facilities or other marketing efforts for debt to be used to finance the Transactions; and (v) you may disclose this Commitment Letter (but not the Fee Letters) and its contents in any registration statement, proxy statement or other public filing relating to the Acquisition. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facilities Documentation has been executed and delivered by the parties thereto to the extent superseded thereby.  To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary of the date hereof. Notwithstanding the foregoing, the GS Agency Fee Letter may not be disclosed to any other Lead Arranger without the prior consent of Goldman Sachs and the BANA Agency Fee Letter may not be disclosed to any other Lead Arranger without the prior consent of BANA.

We and our affiliates will use all confidential information provided to us or such affiliates by or on behalf of you hereunder (including any information obtained by us or our affiliates based on a review of the books and records relating to you or the Target or any of your or its respective subsidiaries or affiliates) or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent us and our affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case we agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over us or any of our affiliates (in which case we agree to inform you promptly thereof prior to disclosure, to the extent practicable and not prohibited by applicable law, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by us or any of our affiliates or Representatives in violation of any confidentiality obligations owing to you, the Target or any of your or its respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to contractual or fiduciary confidentiality obligations owing to you or any of your or its respective affiliates or related parties, (e) to the extent that such information is independently developed by us, (f) to our affiliates and to our and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and have been advised of their obligation to keep such information confidential, (g) in the case of the Term Sheets, or marketing term sheets based substantially on the Term Sheets, to ratings agencies in connection with obtaining ratings for the Borrower and its subsidiaries and the Senior Secured Bridge Facility, the Term Loan A Facility, the Term Loan B Facility or the Senior Notes or to potential or prospective Lenders (other than any Disqualified Lenders), participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); (h) to the extent you have consented to such disclosure, (i) for purposes of establishing a “due diligence” defense or in connection with any remedy or enforcement of any right hereunder or under the Fee Letters, or (j) to the extent necessary or customary for inclusion in league table measurement; provided, further, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with customary syndication processes and customary market standards for dissemination of such type of information. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities contained in the Term Sheets in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any other Commitment Party in connection with the administration and management of the Facilities. We agree that we will permit you to review and approve (such approval not to be unreasonably withheld or delayed) any reference to you or any of your respective affiliates in connection with the Facilities or the transactions contemplated hereby contained in any press release or similar written disclosure prior to public release. Our and our affiliates’ obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the Closing Date; provided, further, that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by it of services for other persons.

Notwithstanding anything herein to the contrary, you (and any of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letters and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.	Surviving Provisions.

The reimbursement, indemnification, confidentiality (to the extent provided above), syndication, information, jurisdiction, governing law, venue and waiver of jury trial provisions contained herein, in the Fee Letters and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the corresponding provisions of the Facilities Documentation (with respect to indemnification, reimbursement and confidentiality, to the extent covered thereby) upon the initial funding under the Facilities and the payment of all amounts owing at such time hereunder and under the Fee Letters, and you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and concurrently terminate each Commitment Parties’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence; provided that a termination of the commitments under the Backstop Revolving Facility in full upon the effectiveness of the Required Revolving Amendment (which amendments and borrowings (if any) contemplated by such Required Revolving Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit) shall in any case, be permitted in accordance with the terms set forth herein.

14.	PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each Lender is required to obtain, verify and record information that identifies the borrower and each guarantor of the Facilities, which information includes the name, address, tax identification number and other information regarding the borrower and each guarantor of the Facilities that will allow us or such Lender to identify each borrower and each guarantor of the Facilities in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender. You hereby acknowledge and agree that we shall be permitted to share any or all such information with the Lenders.

15.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters (such date of acceptance, the “Signing Date”) by returning to the Commitment Parties executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on the date hereof. The Initial Lenders’ commitments hereunder, and the Commitment Parties’ agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment on the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15. In the event that the initial funding under the Facilities on the Closing Date does not occur on or prior to the earliest to occur of (w) the date that is five business days following the Outside Date (as defined in the Purchase Agreement as in effect on the date hereof), giving effect to, if applicable, the extension pursuant to clause (A) of the proviso in Section 8.1(b)(ii) of the Purchase Agreement as in effect on the date hereof, (x) the termination of the Purchase Agreement in accordance with its terms in the event the Acquisition is not consummated and (y) the consummation of the Acquisition without the funding of the Facilities, then this Commitment Letter and the commitments of the Initial Lenders hereunder, and the Commitment Parties’ agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless the Commitment Parties shall, in their discretion, agree to an extension in writing. You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder (in whole or in part) at any time upon written notice to them from you, subject to your surviving obligations as set forth in Section 13 of this Commitment Letter and in the Fee Letters. Notwithstanding anything in this Section 15 to the contrary, the termination of any commitment pursuant to this Section 15 does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.

[Signature page follows.]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Rob Ehudin
Name:	Rob Ehudin
Title:	Authorized Signatory

[Signature Page for Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Daryl K. Hogge
Name:	Daryl K. Hogge
Title:	Senior Vice President

BOFA SECURITIES, INC.

By:	/s/ David Stith
Name:	David Stith
Title:	Managing Director

[Signature Page for Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
Name:	Charles D. Smith
Title:	Co-Head of U.S. Leveraged Finance

[Signature Page for Commitment Letter]

Accepted and agreed to as of the date first above written:

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Name:	Ann Fandozzi
Title:	Chief Executive Officer

[Signature Page for Commitment Letter]

Schedule I

Commitment Party	Backstop Revolving Facility	Senior Secured Bridge Facility	Percentage
Goldman Sachs Bank USA	$300,000,000.00	$1,120,000,000.00	40.0%
Bank of America, N.A.	$225,000,000.00	$840,000,000.00	30.0%
Royal Bank of Canada	$225,000,000.00	$840,000,000.00	30.0%
Total	$750,000,000.00	$2,800,000,000.00	100.0%

EXHIBIT A

$750 Million Backstop Senior Secured Revolving Credit Facility

Summary of Principal Terms 2

Borrower:	Ritchie Bros. Auctioneers Incorporated, a public company incorporated in Canada (the “Company”) and certain subsidiaries of the Borrower (including Target or any subsidiary of Target) designated from time to time as provided in the Existing Credit Agreement (the “Designated Borrowers” and, together with the Company, the “Borrowers”).

Transactions:

The Company, through one or more of its direct or indirect subsidiaries, intends to acquire (the “Acquisition”) the Target Group pursuant to an Agreement and Plan of Merger and Reorganization (together with all exhibits, schedules and annexes thereto, the “Purchase Agreement”), dated as of the Signing Date by and among the Company, certain subsidiaries of the Company party thereto and the Target.

In connection with the Acquisition:

(a) on or before the Closing Date, the Company and/or one or more of its subsidiaries shall seek the amendment (which may be in the form of an amendment or amendment and restatement) described on Exhibit E (the “Required Amendment” and, as the Required Amendment relates to the revolving credit facility thereunder, the “Required Revolving Amendment” and, as the Required Amendment relates to the term facility thereunder, the “Required Term Amendment”; the Required Amendment together with any other amendments to be mutually agreed, the “Amendment”) to the Amended and Restated Credit Agreement, dated as of September 21, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Signing Date, the “Existing Credit Agreement”), among the Company, the subsidiaries of the Company party thereto from time to time, the lenders and issuing banks party thereto from time to time, and Bank of America, N.A., as administrative agent (the Existing Credit Agreement as amended by the Required Amendment and any other amendments to be mutually agreed, the “Amended Credit Agreement”). On the date on which the Required Revolving Amendment becomes effective (which amendments and borrowings (if any) contemplated by such Required Revolving Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit), the Backstop Revolving Facility and the amount of the Initial Lenders’ commitments in respect thereof, shall be automatically and immediately reduced to zero and terminated in full, without the funding of loans thereunder (and the Backstop Revolving Facility shall not be entered into). On the date on which the Required Term Amendment becomes effective (which amendments and borrowings (if any) contemplated by such Required Term Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit), the Senior Secured Bridge Facility and the amount of the Initial Lenders’ commitments in respect thereof shall be automatically and immediately reduced by the aggregate principal amount of term loans under the Existing Credit Agreement immediately prior to such Required Term Amendment (which term loans are permitted to remain outstanding under the Existing Credit Agreement after giving effect to the Required Term Amendment on and after the Closing Date);

2 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet (the “Bank Term Sheet”) is attached, Exhibit B, the annexes to Exhibit A or Exhibit B or the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit A shall be determined by reference to the context in which it is used.

(b) on or before the Closing Date, if the Required Revolving Amendment does not become effective, (i) the Company and/or one or more of its subsidiaries may obtain the Backstop Revolving Facility described in this Bank Term Sheet and (ii) all loans under the Existing Credit Agreement will be repaid in full and all commitments thereunder will be terminated (the “Credit Facility Refinancing”; all indebtedness under the Existing Credit Agreement and all existing third-party debt of the Target, the “Existing Debt”);

(c) the Company and/or one or more of its subsidiaries (i) will seek to incur or issue a combination of (A) a senior secured term loan A facility (the “Term Loan A Facility”), (B) a senior secured term loan B facility (the “Term Loan B Facility”), and (C) senior secured and/or unsecured notes (the “Senior Notes” and, together with the Term Loan A Facility and the Term Loan B Facility, the “Permanent Financing”) pursuant to one or more Rule 144A/Regulation S offerings or other private placement transactions generating aggregate proceeds of not less than $2,800 million and/or (ii) if all or any portion of the Permanent Financing is not issued, or the proceeds thereof not made available to the Company and/or one or more of its subsidiaries, in each case on or prior to the Closing Date, the Company will obtain the senior secured bridge loan facility (the “Senior Secured Bridge Facility”) described under the caption “Senior Secured Bridge Facility” in Exhibit B to the Commitment Letter to which this Term Sheet is attached, provided that, no issuance, sale or financing described in clause (i) of this clause (c) is a condition to funding the Senior Secured Bridge Facility on the Closing Date by the Commitment Parties;

(d) the Company shall repay or redeem: (i) the Target’s existing 5.50% senior notes due 2027 governed by that certain Indenture, dated as of June 6, 2019, among IAA Spinco Inc., as the company, the guarantors party thereto and the trustee party thereto, as amended, restated, supplemented or otherwise modified from time to time (the “Target Note Refinancing”) and (ii) the Target’s existing credit facilities under that certain Credit Agreement, dated as of April 30, 2021, among Target, the lenders and issuing lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time (the “Target Credit Facility Refinancing”);

(e) the Company will issue common shares (the “Share Issuance”) to the exchange agent for the benefit of the stockholders of the Target in accordance with the Purchase Agreement;

(f) the Acquisition will be consummated on the Closing Date and each entity in the Target Group will become a direct or indirect subsidiary of the Company;

(g) the 5.375% senior notes due January 15, 2025 (the “Existing 2025 Notes”) governed by that certain Indenture, dated as of December 21, 2016, among the Company, the guarantors party thereto and the trustee party thereto, as amended, restated, supplemented or otherwise modified from time to time, will become secured notes; and

(g) fees and expenses incurred in connection with the foregoing (the “Transaction Costs”) will be paid.

The Acquisition, the Required Amendment (whether or not successful), the Share Issuance, the incurrence of the Facilities, the incurrence or issuance, as applicable, of any Permanent Financing (including any combination of the Term Loan A Facility, Term Loan B Facility and/or the Senior Notes), the Credit Facility Refinancing, the Target Notes Refinancing, the Target Credit Facility Refinancing, the incurrence of liens securing the Existing 2025 Notes and the other transactions described in this section are collectively referred to herein as the “Transactions”.

Administrative Agent:	Bank of America, N.A., acting through one or more of its branches or affiliates, will act as sole administrative agent (in such capacity, the “Bank Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Company and excluding any Disqualified Lenders (together with the Initial Lenders, the “Backstop Revolving Lenders”) and will perform the duties customarily associated with such role.

Collateral Agent:	BANA, acting through one or more of its branches or affiliates, will act as the collateral agent (in such capacity, the “Collateral Agent”) for the Backstop Revolving Lenders and will perform the duties customarily associated with such role.

Lead Arranger and Bookrunner:	The Lead Arrangers and Bookrunners (each as defined in the Commitment Letter) will act as joint lead arrangers and joint bookrunners, respectively, for the Backstop Revolving Facility and will perform the duties customarily associated with such roles.

Backstop Revolving Facility:	A senior secured revolving credit facility (the “Backstop Revolving Facility”; the commitments to fund the loans thereunder, the “Backstop Revolving Commitments”) made available to the Borrowers in an aggregate principal amount of $750 million under which the Borrowers may borrow loans from time to time (the loans thereunder, together with Swingline Loans referred to below, the “Backstop Revolving Loans”), and an amount not less than an amount to be agreed will be available through a sub-facility of the Backstop Revolving Facility (as further increased from time to time as provided under the section titled “Commitment Increase”) in the form of Letters of Credit (as defined below) for the account of the Borrowers or any of their subsidiaries subject to availability as described under the heading “Availability and Amounts” below; provided further that a portion of the Backstop Revolving Facility to be mutually agreed may be made available in Canadian Dollars, British Pounds Sterling, Japanese Yen, Euros and Australian Dollars, in each case, subject to the administrative feasibility for the applicable Lenders to provide such currency and tranche sub-limits to be mutually agreed. In addition, the Backstop Revolving Facility will contain provisions substantially the same as Section 1.06 of the Existing Credit Agreement to allow Borrowers to borrow Backstop Revolving Loans in additional currencies.

Swingline Loans:	In connection with the Backstop Revolving Facility, one or more Backstop Revolving Lenders reasonably acceptable to the Bank Agent and the Company (in such capacity, the “Swingline Lenders”) will make available to the Borrowers, upon same-day notice, swingline facilities under which the Borrowers may make short-term borrowings in U.S. dollars (bearing interest at either ABR or the Adjusted Daily Term SOFR Rate, at the applicable Borrower’s election), Canadian dollars, Euros or British Pounds Sterling only of up to an aggregate amount to be mutually agreed upon, subject to the Bank Documentation Principles. Except for purposes of calculating the commitment fee described in Annex I hereto, such swingline borrowings will reduce availability under the Backstop Revolving Facility on a dollar-for-dollar basis.

Commitment Increase:	The Borrowers shall have the right to solicit existing Backstop Revolving Lenders or prospective lenders who are eligible assignees reasonably acceptable to the Bank Agent and the issuing banks to provide additional revolving loan commitments under the Backstop Revolving Facility (a “Commitment Increase”) in an aggregate amount not to exceed an amount to be agreed and on such other terms and conditions to be mutually agreed (subject to the Bank Documentation Principles).

Purpose:	The proceeds of the Backstop Revolving Loans will be used by the Borrowers to repay Existing Debt and/or from time to time for general corporate purposes; provided that the aggregate amount of Backstop Revolving Loans permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability and Amounts” section below.

Availability and Amounts:	From and after the Closing Date, Backstop Revolving Loans under the Backstop Revolving Facility (exclusive of Letter of Credit usage) will be available at any time prior to the final maturity of the Backstop Revolving Facility, in minimum principal amounts and upon notice substantially the same as the Existing Credit Agreement; provided that Backstop Revolving Loans made on the Closing Date will be limited to an amount sufficient to, at the option of the Company, (i) pay consideration under the Purchase Agreement, (ii) pay other amounts payable in connection with the Transactions, including repayment of Existing Debt, (iii) pay Transaction Costs and/or (iii) backstop, replace or cash collateralize letters of credit outstanding on the Closing Date; provided that the aggregate amount of Backstop Revolving Loans drawn under the Backstop Revolving Facility on the Closing Date (exclusive of Letter of Credit usage) shall not exceed an amount to be agreed, which shall not be less than $200,000,000 (the “Closing Date Draw Amount”).

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Substantially the same as the Existing Credit Agreement.

Final Maturity:	The Backstop Revolving Facility will mature and the Backstop Revolving Commitments thereunder will terminate on September 21, 2026 (same as the Existing Credit Agreement).

Letters of Credit:

Subject to the Bank Documentation Principles, letters of credit under the Backstop Revolving Facility (“Letters of Credit”) will be issued by the Bank Agent and other Backstop Revolving Lenders acceptable to the Company on terms substantially the same as the Existing Credit Agreement.

Guarantees:	Substantially the same as the Existing Credit Agreement (the guarantors thereunder, the “Guarantors”); provided that no guarantees (nor the security interest granted by any such Guarantor) will be released solely as a result of the relevant Guarantor ceasing to be a wholly owned subsidiary unless (A) no default or event of default exists or would result from the transaction that causes such Person to cease to be a wholly owned subsidiary, (B) upon giving pro forma effect to such release and the consummation of the transaction that causes such Person to cease to be a wholly owned subsidiary, the Company is deemed to have made a new investment in such Person (as if such Person were then newly acquired) in an amount equal to the portion of the fair market value of the net assets of such Person attributable to the Company’s direct or indirect equity interest therein as reasonably estimated by the Company and such Investment is permitted pursuant to the investment covenants at such time, (C) any transfer of the equity interests of such subsidiary shall be to a non-affiliate of the Borrowers for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such release, (D) if such subsidiary Guarantor is a Guarantor on the Closing Date, such transaction would cause such subsidiary Guarantor to cease to be a Subsidiary of its immediate parent and (E) a responsible officer of the Company certifies to the Bank Agent compliance with preceding clauses (A), (B), (C) and (D).

Security:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles and subject in all respects to the Certain Funds Provision.

Mandatory Prepayments:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Voluntary Commitment Reductions and Prepayments:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Unrestricted Subsidiaries:	All subsidiaries of the Company shall be restricted subsidiaries and there shall not be ability to designate unrestricted subsidiaries (same as the Existing Credit Agreement).

Documentation:

The definitive documentation for the Backstop Revolving Facility (the “Bank Documentation”) will be documented through an amendment or amendment and restatement to the Existing Credit Agreement, will contain the terms set forth in this Bank Term Sheet and Exhibit E, and to the extent not covered by this Bank Term Sheet, Exhibit E and the Conditions Exhibit, will be substantially consistent with the Existing Credit Agreement, with such changes to reflect the strategic requirements of the Company and its subsidiaries (including the Target and the Target Group) in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions (collectively, for purposes of this Bank Term Sheet, the “Bank Documentation Principles”). The Bank Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and shall be subject in all respects to the Certain Funds Provision.

The Bank Documentation will contain the Bank Agent’s customary agency and operational provisions consistent with the Existing Credit Agreement, with any modifications thereto to the extent such modifications have been generally required by the Bank Agent in documenting other credit facilities similar to the Backstop Revolving Facility, including customary provisions pertaining to (i) LLC divisions, (ii) lender ERISA representations, (iii) European Union and UK bail-in, (iv) erroneous payments, (v) QFC stay, and (vi) qualified financial contracts (if applicable).

The Bank Documentation will include customary provisions that permit the implementation of a benchmark replacement reasonably acceptable to the Bank Agent and the Company.

Representations and Warranties:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Conditions Precedent to Initial Borrowing:	The establishment of the Backstop Revolving Commitments and the initial borrowing (if any) under the Backstop Revolving Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Conditions Precedent to Borrowings After the Closing Date:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Affirmative Covenants:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Negative Covenants:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Financial Covenant:

The definitive documentation will contain only (A) a minimum Consolidated Interest Coverage Ratio (to be defined as set forth in the Existing Credit Agreement) not to be less than 2.75:1.00 and (B) a maximum Consolidated Leverage Ratio (as defined in the Existing Credit Agreement) not to exceed 4.50:1.00, with a step down to 4:25:1.00 at the end of the fourth full fiscal quarter ending after the Closing Date, to 3.75:1.00 at the end of the eighth full fiscal quarter ending after the Closing Date and to 3.50:1.00 at the end of the twelfth full fiscal quarter ending after the Closing Date (the “Financial Covenants”). Upon the consummation of certain permitted acquisitions, the Company shall have the option to increase the otherwise applicable maximum Consolidated Leverage Ratio by 0.50x (but not to exceed 4.50x) for four consecutive fiscal quarters beginning with the fiscal quarter in which such acquisition occurs.

The Financial Covenants will be tested as of the last day of every fiscal quarter (commencing with the first full fiscal quarter of the Company ending after the Closing Date).

Events of Default:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Voting:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Defaulting Lenders:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Cost and Yield Protection:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Assignments and Participations:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Expenses and Indemnification:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Confidentiality:	Substantially the same as the Existing Credit Agreement subject to the Bank Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Bank Agent:	Latham & Watkins LLP.

EXHIBIT A-II

Interest Rates:	The interest rates under the Backstop Revolving Facility will be, at the option of the Borrowers, (I) for U.S. Dollar denominated borrowings, Adjusted Term SOFR plus 2.75% or ABR plus 1.75%, (II) for U.S. Dollar denominated same-day borrowings or borrowings under the swing line facilities only, Adjusted Daily Term SOFR plus 2.75% or ABR plus 1.75%, (III) for Canadian Dollar denominated borrowings, Canadian Prime Rate (to be defined in the Bank Documentation) plus 1.75 % and (IV) for all other Alternative Currencies, based on benchmark rate substantially consistent with the Existing Credit Agreement3 plus 2.75%; provided that, the interest rate margins under the Backstop Revolving Facility after the Closing Date will be adjusted from time to time based on the grid set forth below:

Consolidated Leverage Ratio	Daily Term SOFR Loan/ Term SOFR Loan/ Alternative Currency Loan	ABR Loan/ Canadian Prime Rate Loans	Standby Letter of Credit Fees	Commercial Letter of Credit Fees	Commitment Fee
> 3.75 to 1.00	3.00%	2.00%	3.00%	1.750%	0.60%
< 3.75 to 1.00 but > 3.00 to 1.00	2.75%	1.75%	2.75%	1.625%	0.55%
< 3.00 to 1.00 but > 2.25 to 1.00	2.50%	1.50%	2.50%	1.500%	0.50%
< 2.25 to 1.00 but > 1.50 to 1.00	2.25%	1.25%	2.25%	1.375%	0.45%
< 1.50 to 1.00 but > 0.75 to 1.00	2.00%	1.00%	2.00%	1.250%	0.40%
< 0.75 to 1.00	1.75%	0.75%	1.75%	1.125%	0.35%

3 E.g. (i) SONIA for Sterling, (ii) EURIBOR for Euro, (iii) CDOR for Canadian dollars, (iv) TIBOR for Yen and (v) the Bank Bill Swap Reference Bid Rate for Australian Dollars.

A-I--2

provided further that, the interest rate margins under the Backstop Revolving Facility shall be increased by 25 basis points at each level if the net cash proceeds obtained from the issuance of Senior Notes in the form of senior unsecured notes are less than $1,000,000,000 (provided that the Commitment Fees shall be set at 20% of the interest rate margin of each level for Term SOFR Loans then in effect).

The Borrowers may elect interest periods of one, three or six months for Term SOFR borrowings and such interest periods for term borrowings denominated in an alternative currency (subject to availability of alternative currency) that are substantially consistent with the Existing Credit Agreement.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (i) the rate of interest publicly announced by Bank of America, N.A. as its “prime rate”, (ii) the Federal Funds Effective Rate plus 0.50% per annum, (iii)  one-month Adjusted Term SOFR (as defined below) plus 1.00% per annum and (iv) 1.00%.

“Adjusted Daily Term SOFR” means for any day (a) a fluctuating rate of interest, which can change on each Business Day, equal to Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than 0.00%, then Adjusted Term SOFR shall be deemed to be 0.00%.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than 0.00%, then Adjusted Term SOFR shall be deemed to be 0.00%.

“CME” means CME Group Benchmark Administration Limited.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Term SOFR” means,

(a) for any interest period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such interest period interest period with a term equivalent to such interest period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day.

“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan, a Daily Term SOFR Loan or a Term SOFR Loan, 0.10%.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Bank Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Bank Agent from time to time).

“Term SOFR Loan” means a loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

Letter of Credit Fees:	Letter of credit fees equal to the rate applicable to Term SOFR Loans based on the grid set forth above under the Section titled “Interest Rates” times the Dollar equivalent of the daily amount available to be drawn under such Letter of Credit.

Commitment Fees:	Commitment fees equal to 0.55% per annum times the daily average undrawn portion of the Backstop Revolving Facility of each Backstop Revolving Lender (other than any Defaulting Lender (to be defined in the Bank Documentation consistent with the Existing Credit Agreement)) (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears; provided that, the commitment fees after the Closing Date will be adjusted from time to time based on the grid set forth above under the Section titled “Interest Rates”.

EXHIBIT B

$2,800 Million Senior Secured 364-Day Bridge Loan Facility
Summary of Principal Terms and Conditions4

Borrower:	Ritchie Bros. Auctioneers Incorporated, a public company incorporated in Canada (the “Company”) or a subsidiary of the Company (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Goldman Sachs Bank USA, acting through one or more of its branches or affiliates, will act as sole administrative and sole collateral agent (in such capacity, the “Senior Secured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower and excluding any Disqualified Lenders (together with the Initial Lenders, the “Senior Secured Bridge Lenders”; the Senior Secured Bridge Lenders, together with the Backstop Revolving Lenders (or to the extent the Amendment is effective on or prior to the Closing Date, the lenders under the Amended Credit Agreement), collectively, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	The Lead Arrangers and Bookrunners (each as defined in the Commitment Letter) will act as joint lead arrangers and joint bookrunners, respectively, for the Senior Secured Bridge Facility, and will perform the duties customarily associated with such roles.

Senior Secured Bridge Facility:	The senior secured 364-day bridge loan facility will consist of an aggregate principal amount of $2,800 million of senior secured bridge loans and will be made available to the Borrower in US dollars (the “Senior Secured Bridge Loans”); provided that (without duplication with respect to reductions pursuant to clauses (i) through (iv) below) (i) such amount may be reduced pursuant to the “Mandatory Prepayments” section below, (ii) if the Required Term Amendment is effective prior to the Closing Date (which amendments and borrowings (if any) contemplated by such Required Term Amendment shall continue to be contingent solely upon satisfaction or waiver of the applicable conditions precedent set forth in the Conditions Exhibit), the aggregate principal amount of term loans under the Existing Credit Agreement immediately prior to such Required Term Amendment (which term loans are permitted to remain outstanding under the Existing Credit Agreement after giving effect to the Required Term Amendment on and after the Closing Date) shall reduce the Senior Secured Bridge Loans on a dollar for dollar basis, (iii) the net cash proceeds received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date from any Permanent Financing, in each case, incurred or issued on or prior to the Closing Date shall reduce the Senior Secured Bridge Loans on a dollar for dollar basis, and (iv) the aggregate principal amount of binding commitments under any Permanent Financing (including any Term Loan A Facility) that are received by the Borrower and/or one or more of its subsidiaries on or prior to the Closing Date, including in the form of increased term commitments under the Existing Credit Agreement, in each case with conditions to funding on the Closing Date consistent with the applicable conditions set forth in the Conditions Exhibit, shall reduce the Senior Secured Bridge Loans on a dollar for dollar basis (the “Senior Secured Bridge Facility”).

4 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the Bank Term Sheet and Annex I thereto or the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof for purposes of this Exhibit B shall be determined by reference to the context in which it is used.

B--2

Purpose:	The proceeds of the Senior Secured Bridge Facility will be used by the Borrower, on the Closing Date, together with any Closing Date Draw Amount, any loans under any Term Loan A Facility and any Term Loan B Facility, and any Senior Notes issued on or prior to the Closing Date, (a) to finance the Acquisition, (b) to pay the Transaction Costs and (c) consummate the Credit Facility Refinancing, the Target Notes Refinancing and/or the Target Credit Facility Refinancing.

Availability:	The amount to be drawn under the Senior Secured Bridge Facility must be drawn in a single drawing on the Closing Date in U.S. Dollars. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed. The Senior Secured Bridge Loans will be funded at par.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	The applicable interest rate plus 2.00% per annum payable on overdue amounts only.

Final Maturity and Amortization of Senior Secured Bridge Loans:

The Senior Secured Bridge Facility will mature and be payable in full on the date that is 364 days after the Closing Date (the “Senior Secured Bridge Loans Maturity Date”).

The Senior Secured Bridge Facility will not be subject to interim amortization.

Guarantees:	All obligations of the Borrower under the Senior Secured Bridge Facility (the “Bridge Obligations”) will be unconditionally guaranteed by each Guarantor (as defined in Exhibit A) of the Backstop Revolving Facility (or to the extent the Amendment is effective on or prior to the Closing Date, each guarantor of the obligations under the Amended Credit Agreement) (such guarantees, the “Senior Secured Bridge Guarantees”). The Senior Secured Bridge Guarantees will rank pari passu in right of payment with the guarantees of the Backstop Revolving Facility.

B--3

Security:	All Bridge Obligations will be secured by perfected first-priority security interests in the Collateral securing the Backstop Revolving Facility (or to the extent the Amendment is effective on or prior to the Closing Date, the collateral securing the obligations under the Amended Credit Agreement) (such security, the “Senior Secured Bridge Liens”).

Intercreditor Agreement:	The Senior Secured Bridge Loans will rank pari passu in lien priority with the security interests of the Backstop Revolving Facility (or to the extent the Amendment is effective on or prior to the Closing Date, the security interests relating to the Amended Credit Agreement) and such security interests and related creditor rights between the Senior Secured Bridge Lenders, on the one hand, and the Backstop Revolving Lenders (or to the extent the Amendment is effective on or prior to the Closing Date, the lenders under the Amended Credit Agreement), on the other hand, will be set forth in a customary intercreditor agreement on terms to be mutually agreed.

Mandatory Prepayments:

Prior to the Senior Secured Bridge Loans Maturity Date and consistent with the Senior Secured Bridge Documentation Principles (as defined below), the Borrower will be required to prepay the Senior Secured Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with:

(i) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (with exceptions for sales of inventory, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business, intercompany transactions among the Borrower and any of its subsidiaries, amounts required to be applied to any secured indebtedness of the Borrower and other exceptions to be set forth in the Senior Secured Bridge Facility Documentation and subject to reinvestment rights and other exceptions consistent with the Bank Documentation);

(ii) 100% of the net cash proceeds received from any Term Loan A Facility or Term Loan B Facility incurred after the Closing Date, or from the sale of the Senior Notes or any other third-party debt financing after the Closing Date (other than ordinary course purchase money indebtedness, capital leases, letter of credit facilities, working capital or liquidity facilities, draft protection, hedging and cash management obligations, trade or customer financing in the ordinary course, or the borrowings under the Backstop Revolving Facility after the Closing Date or the borrowings under the revolving facility under the Amended Credit Agreement), in each case subject to other exceptions to be mutually agreed; and

B--4

(iii) the net cash proceeds received from public issuances of equity of the Borrower after the Closing Date (subject to exceptions to be mutually agreed, including pursuant to employee stock and compensation plans and excluding, for the avoidance of doubt the Share Issuance or any other issuance of equity interests pursuant to the Purchase Agreement), in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above, with exceptions and baskets as are consistent with the Senior Secured Bridge Documentation Principles.

Voluntary Prepayments:	Voluntary prepayments of Senior Secured Bridge Loans and voluntary reduction of commitments under the Senior Secured Bridge Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, subject to customary notice requirements and without premium or penalty (subject to customary reimbursement of the Senior Secured Bridge Lenders’ redeployment costs (other than lost profits) in the case of a prepayment of Term SOFR borrowings other than on the last day of the relevant interest period). Voluntary prepayments of the Senior Secured Bridge Loans may not be re-borrowed.

Unrestricted Subsidiaries:	Consistent with the Backstop Revolving Facility (or to the extent the Amendment is effective on or prior to the Closing Date, the Amended Credit Agreement).

Documentation:

The definitive documentation for the Senior Secured Bridge Facility (the “Senior Secured Bridge Facility Documentation”) will contain the terms and conditions set forth in this Exhibit B and, to the extent not covered by this Exhibit B, will be based on the Existing Credit Agreement (giving effect to the Amendments that are in effect on the Closing Date) and the related Guaranty and Collateral Documents (the “Senior Secured Bridge Documentation Precedent”) with changes and modifications that give due regard to (a) the operational and strategic requirements of the Borrower and its subsidiaries (including the Target Group) in light of their size, capital structure, industries, businesses, business practices, jurisdiction of incorporation and related currency and other provisions and (b) modifications to reflect the structure and consummation of the Transactions and the nature of the Senior Secured Bridge Facility as a “bridge term loan facility” rather than a revolving credit facility (collectively for purposes of this Exhibit B, the “Senior Secured Bridge Documentation Principles”). The Senior Secured Bridge Facility Documentation will be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date.

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For the avoidance of doubt, the Senior Secured Bridge Facility Documentation shall also contain the Senior Secured Bridge Agent’s customary agency and operational provisions, to the extent such requirements have been generally required by the Senior Secured Bridge Agent in documenting other credit facilities similar to the Senior Secured Bridge Facility and shall, to the extent applicable, be consistent with the Bank Documentation and shall include customary provisions pertaining to (i) LLC divisions, (ii) lender ERISA representations, (iii) European Union and UK bail-in, (iv) erroneous payments, (v) QFC stay, and (vi) qualified financial contracts (if applicable).

Representations and Warranties:	Substantially similar to those for the Backstop Revolving Facility, with modifications consistent with the Senior Secured Bridge Documentation Principles to the extent necessary to reflect differences in documentation, but in any event no less favorable to the Borrower than those in the Bank Documentation; it being understood that representations and warranties shall be subject to the Certain Funds Provision.

Conditions Precedent to Senior Secured Bridge Loans:	The borrowing under the Senior Secured Bridge Facility on the Closing Date will be subject solely to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

Affirmative Covenants:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

Negative Covenants:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

Financial Covenant:	None.

Events of Default:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

Voting:	Substantially consistent with the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

Cost and Yield Protection:	Substantially similar to the tax gross up, cost and yield provisions contained in the Bank Documentation.

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Assignments and Participations of Senior Secured Bridge Loans:	The Senior Secured Bridge Lenders may assign all or, in an amount of not less than $10.0 million, any part of, their respective Senior Secured Bridge Loans of the Senior Secured Bridge Facility to one or more persons which are reasonably acceptable to (a) the Senior Secured Bridge Agent and (b) except, when a payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such consent not to be unreasonably withheld or delayed; provided that, assignments made to a Senior Secured Bridge Lender, an affiliate or approved fund thereof will not be subject to the above consent requirements. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded within ten business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Senior Secured Bridge Lender for all purposes under the Senior Secured Bridge Facility Documentation. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Senior Secured Bridge Lenders will also have the right to sell participations without restriction (other than to natural persons or disqualified lenders), subject to customary limitations on voting rights, in their respective shares of the Senior Secured Bridge Facility.

Expenses and Indemnification:	Substantially similar to the expenses and indemnification provisions contained in the Bank Documentation, subject to the Senior Secured Bridge Documentation Principles.

Governing Law and Forum:	New York.

Counsel to Senior Secured Bridge Agent:	Latham & Watkins LLP.

ANNEX I to
EXHIBIT B

PRICING APPLICABLE TO SENIOR SECURED BRIDGE LOANS

Interest Rates:

The Senior Secured Bridge Loans shall accrue interest, at the option of the Borrower, at a rate per annum equal to Adjusted Term SOFR (as defined in Exhibit A), plus 300 basis points or ABR (as defined in Exhibit A), plus 200 basis points (the “Senior Secured Bridge Initial Margin”). The Senior Secured Bridge Initial Margin will increase by (I) an additional 50 basis points on the date that is 90 days after the Closing Date, (II) an additional 50 basis points on the date that is 180 days after the Closing Date and (III) an additional 50 basis points on the date that is 270 days after the Closing Date.

The Borrower may elect interest periods of one, three months or six for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be payable quarterly in arrears.

Duration Fees:	Duration Fees in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Senior Secured Bridge Loan of each Senior Secured Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable to the Lenders on each such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.75%	1.00%	1.25%

EXHIBIT C

$750 Million Backstop Senior Secured Revolving Credit Facility

$2,800 Million Senior Secured Bridge Loan Facility
Summary of Conditions Precedent5

This Summary of Conditions Precedent outlines the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Exhibit C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

The initial borrowings under the Facilities shall be subject solely to the following applicable conditions (subject in all respects to the Certain Funds Provision):

1.       Purchase Agreement. The Acquisition shall have been consummated or shall be consummated substantially simultaneously with the initial borrowings under the Facilities in accordance in all material respects with the terms of the Purchase Agreement (without any amendment, modification or waiver thereof or any consent thereunder that is materially adverse to the Initial Lenders for the applicable Facility (in its capacity as such) without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Commitment Parties shall be deemed to have consented to such amendment, modification, waiver or consent unless it has objected thereto within two (2) business days after written notice or receipt by the Commitment Parties of such amendment, modification, waiver or consent); provided that (i) a reduction in the consideration payable under the Purchase Agreement of less than 10% shall not be deemed to be materially adverse to the interests of the Initial Lenders; provided further that such reduction is applied 100% to reduce the Senior Secured Bridge Facility, (ii) an increase in such purchase price or consideration amount shall not be deemed to be materially adverse to the Initial Lenders if such increase is not funded with indebtedness for borrowed money; provided in the cases of clause (i) and (ii) that no purchase price, working capital or similar adjustment provisions set forth in the Purchase Agreement shall constitute a reduction or increase in the purchase price or consideration, and (iii) any change to the definition of “Company Material Adverse Effect” contained in the Purchase Agreement shall be deemed to be materially adverse to the Lenders.

2.       Refinancing. (i) To the extent the Required Amendment has not been obtained, the Credit Facility Refinancing shall have occurred, or shall occur substantially concurrently with the initial borrowings under the Facilities, and (ii) the Target Notes Refinancing and the Target Credit Facility Refinancing shall have occurred or shall occur substantially concurrently with the initial borrowings under the Facilities.

3.       Backstop Revolving Facility Documentation. Subject to the Certain Funds Provision and solely as a condition to the availability of the Backstop Revolving Facility, the execution and delivery of (i) the Bank Documentation by the Borrower and each of the Guarantors (the Guarantors together with the Borrower, the “Loan Parties”), (ii) customary legal opinions with respect to the Backstop Revolving Facility with respect to the Loan Parties, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Bank Documentation or a bring-down of representations and warranties) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit D to the Commitment Letter, (iv) all documents and instruments required to create and perfect the Backstop Revolving Collateral Agent’s security interests in the Collateral under the Backstop Revolving Facility, which shall be, if applicable, in proper form for filing, in each case, subject to the Certain Funds Provision, and (v) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Bank Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under the Backstop Revolving Facility.

5 All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

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4.       Senior Secured Bridge Facility Documentation. Subject to the Certain Funds Provision and solely as a condition to the availability of the Senior Secured Bridge Facility, the execution and delivery of (i) the Senior Secured Bridge Facility Documentation by each Loan Party thereto, (ii) customary legal opinions with respect to the Senior Secured Bridge Facility with respect to the Loan Parties, certified organizational documents of each Loan Party, customary evidence of authorization with respect to each Loan Party, customary officer’s certificates of each Loan Party (provided that such certificate shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Secured Bridge Facility Documentation or a bring-down of representations and warranties) and good standing certificates with respect to each Loan Party (to the extent such concept exists in the applicable jurisdiction) in the jurisdiction of organization of such Loan Party, (iii) a solvency certificate substantially in the form of Exhibit D to the Commitment Letter, (iv) a customary borrowing notice (provided that such notice shall not include any representations or statement as to the absence (or existence) of any default or event of default under the Senior Secured Bridge Facility Documentation or a bring-down of representations and warranties) with respect to the initial borrowings under the Senior Secured Bridge Facility and (v) all documents and instruments required to create and perfect the Senior Secured Bridge Collateral Agent’s security interest in the Collateral under the Senior Secured Bridge Facility, which shall be, if applicable, in proper form for filing, in each case, subject to the Certain Funds Provision.

5.       Financial Statements. The Commitment Parties shall have received (a) generally accepted accounting principles and practices in the United States (“US GAAP”) (in all material respects) audited consolidated balance sheets of the Borrower for the two most recently completed fiscal years, and related audited consolidated statements of income and cash flows of the Borrower for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports), (b) US GAAP (in all material respects and subject to the absence of footnote disclosures and year-end audit adjustments) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower for each subsequent fiscal quarter (other than the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year), (c) audited consolidated balance sheets, statements of income and cash flows for the business being acquired by Borrower and its subsidiaries in the Acquisition (as determined pursuant to Rule 3-05 and Article 11-01(d) of Regulation S-X (“Regulation S-X”) under the Securities Act of 1933, as amended) (the “Acquired Business”) for the most recent two fiscal years ended at least 90 days prior to the Closing Date (and the related audit reports), including the notes thereto, prepared in accordance with US GAAP in all material respects it being agreed that multiple consolidated or combined audited financial statements covering such Acquired Business may be used, and (d) US GAAP (in all material respects and subject to the absence of footnote disclosures and year-end audit adjustments) unaudited consolidated or combined balance sheets and related statements of income and cash flows of the Acquired Business for the subsequent interim period ended with the most recent fiscal quarter (other than the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (c) and ended at least 45 days prior to the Closing Date (and the corresponding period of the preceding fiscal year), including the notes thereto, it being agreed that multiple consolidated or combined unaudited financial statements covering such Acquired Business may be used; provided that, for the avoidance of doubt, the Commitment Parties acknowledge that they have received the information and documents required by clause (a) of this Section 5 for the fiscal years ended December 31, 2019, 2020 and 2021, clause (b) of this Section 5 for the fiscal quarters ended March 31, 2022 and June 30, 2022, clause (c) of this Section 5 for the fiscal years ended December 27, 2020 and January 2, 2022, and clause (d) of this Section 5 for the fiscal quarters ended April 3, 2022 and July 3, 2022. It is understood and agreed that the condition set forth in this paragraph 5, (x) may be satisfied by furnishing the applicable financial statements on Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission and (y) shall be deemed to have been delivered on the earliest date on which (i) the Borrower or the Acquired Business, as applicable, posts such documents, or provides a link thereto, on the Borrower’s or the Acquired Business’, as applicable, website on the internet, (ii) such documents are posted on the Borrower’s or the Acquired Business’ behalf on IntraLinks/IntraAgency or another website to which the Commitment Parties have access, or (iii) such financial statements and/or documents are posted on the SEC’s website on the internet at www.sec.gov.

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6.       Pro Forma Financial Statements. Solely as a condition to the availability of the Senior Secured Bridge Facility, the Commitment Parties shall have received a pro forma condensed balance sheet as of the end of the most recently ended income statement of the Borrower for which financial statements have been provided pursuant to the preceding Section 5 and related pro forma condensed statements of income of the Borrower (i) for the most recently ended fiscal year for which audited financial statements have been provided pursuant to the preceding Section 5(a), (ii) to the extent not provided pursuant to clause (i), a pro forma statement of income of the Borrower for the trailing 12-month period ended the date of the latest interim unaudited quarterly financial statements, if any, provided pursuant to the preceding Section 5 and, (iii) for the subsequent interim periods for which unaudited financial statements have been provided pursuant to the preceding Section 5(b) and 5(d), prepared after giving effect to the acquisition of the Acquired Business and the other Transactions (and any other acquisitions of businesses for which financials statements are being provided) as if they had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

7.       KYC Information. The applicable Agent shall have received, at least three Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, (a) the PATRIOT Act, and (b) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, in each case, that has been reasonably requested in writing by the Commitment Parties at least 10 Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date.

C--4

8.       Senior Notes Offering Document. With respect to the Senior Secured Bridge Facility only, the Borrower and/or one or more of its subsidiaries shall have engaged one or more investment banks reasonably satisfactory to the Commitment Parties, the Lead Arrangers and the Bookrunners (it being agreed that each of the Lead Arrangers is satisfactory to the Commitment Parties, the Lead Arrangers and the Bookrunners) (collectively, the “Investment Banks”) to sell to or place the Senior Notes and shall ensure that (a) the Investment Banks shall have received a customary preliminary offering memorandum or preliminary private placement memorandum containing all customary information (other than the “description of the notes” and any information customarily provided by the Investment Banks or their counsel) for use in a customary high-yield road show relating to the issuance of Senior Notes, including the audited and unaudited financial statements described in Section 5 above and all appropriate pro forma financial statements of the Borrower described in Section 6 above, in each case, prepared in accordance with the principles of Regulation S-X, but, in each case, no more than the financial statements referred to under the preceding Sections 5 or 6 above or derived therefrom, and all other data that would be necessary for the Investment Banks to receive customary “comfort” (including “negative assurance” comfort) consistent with what was provided to the initial purchasers of the Borrower’s 4.750% senior notes due 2031 in connection with the issuance of such notes from independent accountants to the Borrower and the Target Group or Acquired Business, as applicable, in connection with such offering (subject in each case to exceptions customary for Rule 144A offerings involving high-yield secured “private-for-life” debt securities, including exceptions for consolidating financial statements, separate subsidiary financial statements and other financial statements required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA or comparable metrics (including on a pro forma basis giving effect to the Transactions) shall be included) or “segment reporting”, Item 302 of Regulation S-K and Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release No. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering) (the “Required Bond Information”), and (b) the Investment Bank shall be afforded a marketing period following the receipt of the Required Bond Information to seek to offer and sell or privately place Senior Notes of 15 consecutive Business Days (as defined in the Purchase Agreement in effect on the date hereof) (the “Senior Notes Marketing Period”); provided that (i) November 24, 2022 and November 25, 2022 shall not be considered Business Days for the purposes of the Senior Notes Marketing Period and (ii) if the Senior Notes Marketing Period has not ended prior to December 19, 2022, then such period shall not commence until on or after January 4, 2023.

If Borrower shall in good faith reasonably believe that the Borrower has delivered the Required Bond Information, the Borrower may (but shall not be obligated to) deliver to the Investment Banks written notice to that effect (stating when the Borrower believes that the Borrower completed such delivery), in which case the Borrower shall be deemed to have delivered the Required Bond Information on the date of such notice (or such other date specified in such notice) and the Senior Notes Marketing Period shall be deemed to have commenced on the date of such notice, in each case, unless the Investment Banks in good faith reasonably believe that the Borrower has not completed delivery of the Required Bond Information and, within two Business Days (as defined in the Purchase Agreement in effect as of the date hereof) after its receipt of such notice from the Borrower, the Investment Banks deliver in good faith a written notice to the Borrower to that effect with a reasonable belief thereof (stating with specificity which information has not delivered); provided that delivery of such notice from the Investment Banks will not prejudice the Borrower’s right to assert that the Required Bond Information has, in fact, been delivered and the Senior Notes Marketing Period has, in fact, commenced.

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9.       Backstop Revolving Facility. With respect to the Backstop Revolving Facility only, the Borrower shall have afforded the Lead Arrangers a period (the “Bank Marketing Period”) of at least 15 consecutive Business Days (as defined in the Purchase Agreement) following the receipt of the financial statements required under paragraph 5 above (collectively, the “Required Bank Information”) (it being understood that, once commenced, such Bank Marketing Period shall not restart, be extended or tolled if any further Required Bank Information shall be required to be delivered during or after such Bank Marketing Period due to the passage of time) to seek to syndicate the Backstop Revolving Facility; provided that (i) November 24, 2022 and November 25, 2022 shall not be considered Business Days for the purposes of the Bank Marketing Period and (ii) if the Bank Marketing Period has not ended prior to December 19, 2022, then such period shall not commence until on or after January 4, 2023. If the Borrower shall in good faith reasonably believe that the Borrower has delivered the Required Bank Information, the Borrower may (but shall not be obligated to) deliver to the Lead Arrangers written notice to that effect (stating when the Borrower believes that the Borrower completed such delivery), in which case the Borrower shall be deemed to have delivered the Required Bank Information on the date of such notice (or such other date specified in such notice) and the Bank Marketing Period shall be deemed to have commenced on the date of such notice, in each case, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Bank Information and, within two Business Days (as defined in the Purchase Agreement in effect on the date hereof) after its receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect with a reasonable belief thereof (stating with specificity which information has not delivered); provided that delivery of such notice from the Lead Arrangers will not prejudice the Borrower’s right to assert that the Required Bank Information has, in fact, been delivered and the Bank Marketing Period has, in fact, commenced.

10.     Payment of Fees and Expenses. All fees required to be paid by the Borrower on the Closing Date pursuant to the Fee Letters and the Commitment Letter (including the Term Sheets) and reasonable out-of-pocket expenses (including legal fees and expenses) required to be paid by the Borrower on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two Business Days (as defined in the Purchase Agreement in effect on the date hereof) prior to the Closing Date, shall, upon the initial borrowing of the applicable Facilities, have been paid, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

11.     Accuracy of Representations. (i) The Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) to the extent required by the Certain Funds Provision; and (ii) the Purchase Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provision; provided that, for the avoidance of doubt, this clause (ii) shall only be a condition to the extent that you have (or an affiliate of yours has) the right (taking into account any applicable cure provisions) to terminate your (or its) obligations under the Purchase Agreement or the right to decline to consummate the Acquisition (in each case, in accordance with the terms of the Purchase Agreement) as a result of the failure of such representations and warranties to be accurate.

12.     No Company Material Adverse Effect. No Company Material Adverse Effect (as defined in the Purchase Agreement in effect on the date hereof) shall have occurred since the date of the Purchase Agreement that is continuing.

Exhibit D

FORM OF SOLVENCY CERTIFICATE

[____][__], 202[__]

This Solvency Certificate is being executed and delivered pursuant to Section [__] of that certain [•] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [______________], a [________] of the Borrower (after giving effect to the Transactions), in such capacity only and not in an individual capacity (and without personal liability), hereby certify on behalf of the Borrower as follows, in each case as of the date hereof:

1.       The sum of the debt and liabilities (subordinated, contingent or otherwise) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, on a consolidated basis.

2.       The capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as conducted or contemplated to be conducted on the date hereof.

3.       The present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis and as a going concern, is greater than the total amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries, on a consolidated basis, as applicable, as they become absolute and matured.

4.       The Borrower and its Subsidiaries, on a consolidated basis, have not, incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5.       For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6.       In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate to provide this Solvency Certificate. The undersigned is familiar with the finances and assets of the Borrower and its Subsidiaries.

7.       The undersigned acknowledges that the Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Commitments and Loans under the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as an officer of the Borrower, on behalf of the Borrower, and not individually, on the date first written above.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:
Name:
Title: [Financial Officer]

EXHIBIT E

Summary of Amendment Terms

Capitalized Terms not otherwise defined in the Commitment Letter to which this Exhibit E is attached are used as defined in the Existing Credit Agreement.

The Existing Credit Agreement shall be amended as follows:

1.	The consummation of the Transactions and all transactions contemplated by the Purchase Agreement and this Commitment Letter shall be expressly permitted, including (a) the incurrence of indebtedness and liens in connection therewith, including indebtedness under, and liens securing, (i) the Senior Secured Bridge Facility, (ii) any term loans or notes issued in lieu thereof or to refinance loans thereunder and (iii) letters of credit of the Borrower, the Target and their respective subsidiaries and any cash collateralization arrangements relating thereto, (b) the repayment of the Senior Secured Bridge Facility with the net cash proceeds of any indebtedness, equity interests or asset sales, (c) permitting Dispositions to be made in connection with the consummation of the Acquisition that are necessary or advisable to comply with applicable law or to avoid any impediment to the consummation of the Acquisition under any applicable law, (d) deeming the Acquisition to be a “Permitted Acquisition”, (e) the incurrence of liens securing the Existing 2025 Notes, (f) providing that the indebtedness in respect of any Permanent Financing that has been funded into escrow (and remains in escrow) shall not constitute Consolidated Funded Indebtedness and interest in connection with such Permanent Financing that has been funded into escrow (and remains in escrow) shall not constitute Consolidated Interest Charges, (g) permitting liens on the proceeds of any Permanent Financing issued in connection with the Transactions pursuant to escrow arrangements, (h) expanding the change in nature of business covenant to include any lines of business conducted by the Company and its subsidiaries (including the Target Group) on the Closing Date; (i) including a provision directing the administrative agent to execute one or more intercreditor agreements in connection with the incurrence of the Senior Secured Bridge Facility or any of the Permanent Financing and (j) with respect to any borrowing of revolving loans on or prior to the Closing Date to (x) finance any portion of the Acquisition, (y) pay any or all of the Transaction Costs or (z) consummate all or any portion of the Target Notes Refinancing and/or the Target Credit Facility Refinancing, such borrowing shall be subject to customary limited conditionality conditions (and there shall be no condition precedent to bring-down all representations and warranties and no condition precedent as to the absence of any default or event of default);

2.	The financial covenants contained in Section 7.11 will be amended as set forth under the heading “Financial Covenants” in Exhibit A;

3.	The definition of “Consolidated EBITDA” shall be amended by increasing the dollar caps contained therein in a manner to be mutually agreed to take into account the Acquisition;

4.	The Letter of Credit Sublimit will be increased in a manner to be mutually agreed to take into account the Acquisition;

5.	All the other terms shall be amended as necessary to match the terms of the Backstop Revolving Facility described in Exhibit A.